EXHIBIT 99.4

TO THE BOARD OF DIRECTORS:

I hereby agree to accept 780,000 shares of Series B Convertible Preferred Stock of Domark International, Inc. (the “Company”) as payment in full of all amounts owed to me.

Thank you.

Sincerely,

/s/ Thomas Crompton
Thomas Crompton